EXHIBIT 99.1

ORCHID ISLAND CAPITAL ANNOUNCES FIRST QUARTER 2020 RESULTS

VERO BEACH, Fla. (April 30, 2020) – Orchid Island Capital, Inc. (NYSE:ORC) ("Orchid” or the "Company"), a real estate investment trust ("REIT"), today announced results of operations for the three month period ended March 31, 2020.

First Quarter 2020 Highlights

•	Net loss of $91.2 million, or $1.41 per common share, which consists of:
•	Net interest income of $19.1 million, or $0.30 per common share
•	Total expenses of $2.1 million, or $0.03 per common share
•	Net realized and unrealized losses of $108.2 million, or $1.68 per share, on RMBS and derivative instruments, including net interest income on interest rate swaps
•	First quarter total dividends declared and paid of $0.24 per common share
•	Book value per share of $4.65 at March 31, 2020
•
Estimated book value per share as of April 29, 2020 between $5.09 - $5.19 per share, an increase of 9.4% - 11.6% from March 31, 2020.  This book value range excludes the amount of the dividend payable May 27, 2020, with a record date of April 30, 2020

•	Total return of (22.0)%, comprised of $0.24 dividend per common share and $1.62 decrease in book value per common share, divided by beginning book value per share
•
Estimated second quarter-to-date total return of 10.6% - 12.8%, comprised of $0.055 dividend per common share and $0.44 - $0.54 estimated increase in book value per common share divided by beginning book value per share

•	Company to discuss results on Friday, May 1, 2020, at 10:00 AM ET
•	Supplemental materials to be discussed on the call can be downloaded from the investor relations section of the Company’s website at www.orchidislandcapital.com

Impact of the COVID-19 Pandemic

Beginning in March 2020, the global pandemic associated with the novel coronavirus COVID-19 (“COVID-19”) and related economic conditions began to impact our financial position and results of operations. As a result of the economic, health and market turmoil brought about by COVID-19, the Agency RMBS market experienced severe dislocations. This resulted in falling prices of our assets and increased margin calls from our repurchase agreement lenders. In order to maintain sufficient cash and liquidity, reduce risk and satisfy margin calls, we were forced to sell assets at levels significantly below their carrying values. We timely satisfied all margin calls. The Agency RMBS market largely stabilized after the Federal Reserve announced on March 23, 2020 that it would purchase Agency RMBS and U.S. Treasuries in the amounts needed to support smooth market functioning. The following summarizes the impact COVID-19 has had on our financial position and results of operations through March 31, 2020.

•
We sold approximately $1.8 billion of RMBS during the three months ended March 31, 2020, realizing losses of approximately $28.4 million. Approximately $1.1 billion of these sales were executed on March 19th and March 20th and resulted in losses of approximately $31.4 million.  The losses sustained on these two days were a direct result of the adverse RMBS market conditions associated with COVID-19.

•
We terminated interest rate swap positions with an aggregate notional value of $860.0 million and incurred approximately $45.0 million in mark to market losses on the positions through the date of the respective terminations.

•	Our RMBS portfolio had a fair market value of approximately $2.9 billion as of March 31, 2020, compared to $3.6 billion as of December 31, 2019.
•	Our outstanding balances under our repurchase agreement borrowings as of March 31, 2020 were approximately $2.8 billion, compared to $3.4 billion as of December 31, 2019.
•	Our stockholders’ equity was $308.1 million as of March 31, 2020, compared to $395.5 million as of December 31, 2019.

Largely as a result of actions taken by the Federal Reserve (the “Fed”) in late March, Agency RMBS valuations have increased since March 31, 2020 and the market for these assets has stabilized.

Our manager has invoked its Disaster Recovery Plan and its employees are working remotely. Prior planning resulted in the successful implementation of this plan and key operational team members maintain daily communication. We do not anticipate incurring additional material costs, nor have we identified any operational or internal control issues related to this remote working plan.

Details of First Quarter 2020 Results of Operations

The Company reported a net loss of $91.2 million for the three month period ended March 31, 2020, compared with net income of $10.6 million for the three month period ended March 31, 2019.  The first quarter net loss included net interest income of $19.1 million, net portfolio losses of $108.2 million (which includes realized and unrealized losses on RMBS and derivative instruments, and net interest income realized on interest rate swaps), management fees and allocated overhead of $1.7 million, audit, legal and other professional fees of $0.3 million, and other operating, general and administrative expenses of $0.1 million.

Capital Allocation and Return on Invested Capital

The Company allocates capital to two RMBS sub-portfolios, the pass-through RMBS portfolio, consisting of mortgage pass-through certificates issued by Fannie Mae, Freddie Mac or Ginnie Mae (the “GSEs”) and collateralized mortgage obligations (“CMOs”) issued by the GSEs (“PT RMBS”), and the structured RMBS portfolio, consisting of interest-only (“IO”) and inverse interest-only (“IIO”) securities.  As of December 31, 2019, approximately 80% of the Company’s investable capital (which consists of equity in pledged PT RMBS, available cash and unencumbered assets) was deployed in the PT RMBS portfolio.  At March 31, 2020, the allocation to the PT RMBS portfolio increased by 8% to approximately 88%.

The table below details the changes to the respective sub-portfolios during the quarter, as well as the returns generated by each.

(in thousands)
Portfolio Activity for the Quarter
		Structured Security Portfolio
	Pass-Through	Interest-Only	Inverse Interest
	Portfolio	Securities	Only Securities	Sub-total	Total
Market value - December 31, 2019	$3,506,232	$60,986	$23,703	$84,689	$3,590,921
Securities purchased	1,334,350	-	-	-	1,334,350
Securities sold	(1,784,833)	(389)	(23,645)	(24,034)	(1,808,867)
(Losses) Gains on sales	(29,290)	(14)	924	910	(28,380)
Return of investment	n/a	(3,801)	(981)	(4,782)	(4,782)
Pay-downs	(137,477)	n/a	n/a	n/a	(137,477)
Premium lost due to pay-downs	(8,542)	n/a	n/a	n/a	(8,542)
Mark to market gains (losses)	28,263	(16,688)	(1)	(16,689)	11,574
Market value - March 31, 2020	$2,908,703	$40,094	$-	$40,094	$2,948,797

The tables below present the allocation of capital between the respective portfolios at March 31, 2020 and December 31, 2019, and the return on invested capital for each sub-portfolio for the three month period ended March 31, 2020.  The return on invested capital in the PT RMBS and structured RMBS portfolios was approximately (21.9)% and (18.2)%, respectively, for the first quarter of 2020.  The combined portfolio generated a return on invested capital of approximately (21.1)%.

($ in thousands)
Capital Allocation
		Structured Security Portfolio
	Pass-Through	Interest-Only	Inverse Interest
	Portfolio	Securities	Only Securities	Sub-total	Total
March 31, 2020
Market value	$2,908,703	$40,094	$-	$40,094	$2,948,797
Cash	201,450	-	-	-	201,450
Borrowings(1)	(2,810,250)	-	-	-	(2,810,250)
Total	$299,903	$40,094	$-	$40,094	$339,997
% of Total	88.2%	11.8%	-	11.8%	100.0%
December 31, 2019
Market value	$3,506,232	$60,986	$23,703	$84,689	$3,590,921
Cash	278,655	-	-	-	278,655
Borrowings(2)	(3,448,106)	-	-	-	(3,448,106)
Total	$336,781	$60,986	$23,703	$84,689	$421,470
% of Total	79.9%	14.5%	5.6%	20.1%	100.0%

(1)
At March 31, 2020, there were outstanding repurchase agreement balances of $31.9 million secured by IO securities.  We entered into these arrangements to generate additional cash available to meet margin calls on PT RMBS; therefore, we have not considered these balances to be allocated to the structured securities strategy.

(2)
At December 31, 2019, there were outstanding repurchase agreement balances of $45.8 million secured by IO securities and $19.3 million secured by IIO securities.  We entered into these arrangements to generate additional cash available to meet margin calls on PT RMBS; therefore, we have not considered these balances to be allocated to the structured securities strategy.

($ in thousands)
Returns for the Quarter Ended March 31, 2020
		Structured Security Portfolio
	Pass-Through	Interest-Only	Inverse Interest
	Portfolio	Securities	Only Securities	Sub-total	Total
Income (net of borrowing cost)	$18,764	$167	$217	$384	$19,148
Realized and unrealized (losses) / gains	(9,569)	(16,702)	923	(15,779)	(25,348)
Derivative losses	(82,858)	n/a	n/a	n/a	(82,858)
Total Return	$(73,663)	$(16,535)	$1,140	$(15,395)	$(89,058)
Beginning Capital Allocation	$336,781	$60,986	$23,703	$84,689	$421,470
Return on Invested Capital for the Quarter(1)	(21.9)%	(27.1)%	4.8%	(18.2)%	(21.1)%
Average Capital Allocation(2)	$318,342	$50,540	$11,852	$62,392	$380,734
Return on Average Invested Capital for the Quarter(3)	(23.1)%	(32.7)%	9.6%	(24.7)%	(23.4)%

(1)	Calculated by dividing the Total Return by the Beginning Capital Allocation, expressed as a percentage.
(2)	Calculated using two data points, the Beginning and Ending Capital Allocation balances.
(3)	Calculated by dividing the Total Return by the Average Capital Allocation, expressed as a percentage.

Prepayments

For the quarter ended March 31, 2020, Orchid received $142.3 million in scheduled and unscheduled principal repayments and prepayments, which equated to a 3-month constant prepayment rate (“CPR”) of approximately 11.9%. Prepayment rates on the two RMBS sub-portfolios were as follows (in CPR):

		Structured
	PT RMBS	RMBS	Total
Three Months Ended	Portfolio (%)	Portfolio (%)	Portfolio (%)
March 31, 2020	9.8	22.9	11.9
December 31, 2019	14.3	23.4	16.0
September 30, 2019	15.5	19.3	16.4
June 30, 2019	10.9	12.7	11.4
March 31, 2019	9.5	8.4	9.2

Portfolio

The following tables summarize certain characteristics of Orchid’s PT RMBS and structured RMBS as of March 31, 2020 and December 31, 2019:

($ in thousands)
				Weighted
		Percentage		Average
		of	Weighted	Maturity
	Fair	Entire	Average	in	Longest
Asset Category	Value	Portfolio	Coupon	Months	Maturity
March 31, 2020
Adjustable Rate RMBS	$984	0.0%	4.51%	173	1-Sep-35
Fixed Rate RMBS	2,734,310	92.7%	3.88%	338	1-Mar-50
Fixed Rate CMOs	173,409	5.9%	4.00%	323	15-Dec-42
Total Mortgage-backed Pass-through	2,908,703	98.6%	3.89%	337	1-Mar-50
Interest-Only Securities	40,094	1.4%	4.00%	278	25-Jul-48
Total Structured RMBS	40,094	1.4%	4.00%	278	25-Jul-48
Total Mortgage Assets	$2,948,797	100.0%	3.90%	330	1-Mar-50
December 31, 2019
Adjustable Rate RMBS	$1,014	0.0%	4.51%	176	1-Sep-35
Fixed Rate RMBS	3,206,013	89.3%	3.90%	342	1-Dec-49
Fixed Rate CMOs	299,205	8.3%	4.20%	331	15-Oct-44
Total Mortgage-backed Pass-through	3,506,232	97.6%	3.92%	341	1-Dec-49
Interest-Only Securities	60,986	1.7%	3.99%	280	25-Jul-48
Inverse Interest-Only Securities	23,703	0.7%	3.34%	285	15-Jul-47
Total Structured RMBS	84,689	2.4%	3.79%	281	25-Jul-48
Total Mortgage Assets	$3,590,921	100.0%	3.90%	331	1-Dec-49

($ in thousands)
	March 31, 2020		December 31, 2019
		Percentage of		Percentage of
Agency	Fair Value	Entire Portfolio	Fair Value	Entire Portfolio
Fannie Mae	$2,194,582	74.4%	$2,170,668	60.4%
Freddie Mac	754,215	25.6%	1,420,253	39.6%
Total Portfolio	$2,948,797	100.0%	$3,590,921	100.0%

	March 31, 2020	December 31, 2019
Weighted Average Pass-through Purchase Price	$106.54	$105.16
Weighted Average Structured Purchase Price	$20.14	$18.15
Weighted Average Pass-through Current Price	$108.38	$106.26
Weighted Average Structured Current Price	$10.39	$13.85
Effective Duration (1)	2.200	2.780

(1)
Effective duration of 2.200 indicates that an interest rate increase of 1.0% would be expected to cause a 2.200% decrease in the value of the RMBS in the Company’s investment portfolio at March 31, 2020.  An effective duration of 2.780 indicates that an interest rate increase of 1.0% would be expected to cause a 2.780% decrease in the value of the RMBS in the Company’s investment portfolio at December 31, 2019. These figures include the structured securities in the portfolio, but do not include the effect of the Company’s funding cost hedges.  Effective duration quotes for individual investments are obtained from The Yield Book, Inc.

Financing, Leverage and Liquidity

As of March 31, 2020, the Company had outstanding repurchase obligations of approximately $2,810.2 million with a net weighted average borrowing rate of 1.35%.  These agreements were collateralized by RMBS with a fair value, including accrued interest, of approximately $2,947.6 million and cash pledged to counterparties of approximately $22.2 million. The Company’s leverage ratio at March 31, 2020 was 9.3 to 1. At March 31, 2020, the Company’s liquidity was approximately $170.3 million, consisting of unpledged RMBS (excluding the value of the unsettled purchases) and cash and cash equivalents.  To enhance our liquidity even further, we may pledge more of our structured RMBS as part of a repurchase agreement funding, but retain the cash in lieu of acquiring additional assets.  In this way we can, at a modest cost, retain higher levels of cash on hand and decrease the likelihood we will have to sell assets in a distressed market in order to raise cash.  Below is a list of our outstanding borrowings under repurchase obligations at March 31, 2020.

($ in thousands)
			Weighted		Weighted
	Total		Average		Average
	Outstanding	% of	Borrowing	Amount	Maturity
Counterparty	Balances	Total	Rate	at Risk(1)	in Days
Wells Fargo Bank, N.A.	$351,748	12.5%	1.04%	$21,994	12
Mirae Asset Securities (USA) Inc.	306,046	10.9%	1.76%	16,112	40
Merrill Lynch, Pierce, Fenner & Smith Inc	291,341	10.4%	1.03%	12,384	13
Mitsubishi UFJ Securities (USA), Inc.	213,624	7.6%	1.73%	11,276	23
Cantor Fitzgerald & Co.	209,554	7.5%	0.87%	11,580	13
J.P. Morgan Securities LLC	197,448	7.0%	0.96%	13,372	13
Citigroup Global Markets, Inc.	186,012	6.6%	1.77%	13,453	42
ABN AMRO Bank N.V.	169,713	6.0%	1.50%	4,683	37
ING Financial Markets LLC	165,740	5.9%	0.89%	9,118	9
ASL Capital Markets Inc.	164,115	5.8%	1.67%	8,886	26
RBC Capital Markets, LLC	136,142	4.8%	1.77%	9,427	43
Guggenheim Securities, LLC	113,115	4.0%	1.77%	6,316	51
Daiwa Capital Markets America, Inc.	81,471	2.9%	1.57%	4,133	26
Barclays Capital Inc	78,326	2.8%	1.05%	2,861	13
Lucid Cash Fund USG LLC	58,120	2.1%	1.03%	4,553	16
BMO Capital Markets Corp.	32,967	1.2%	1.78%	2,583	43
J.V.B. Financial Group, LLC	26,712	1.0%	0.80%	1,566	20
South Street Securities, LLC	26,370	0.9%	1.77%	1,490	36
Mizuho Securities USA, Inc.	1,686	0.1%	1.42%	(9)	21
Total / Weighted Average	$2,810,250	100.0%	1.35%	$155,778	24

(1)
Equal to the sum of the fair value of securities sold, accrued interest receivable and cash posted as collateral (if any), minus the sum of repurchase agreement liabilities, accrued interest payable and the fair value of securities posted by the counterparties (if any).

Hedging

In connection with its interest rate risk management strategy, the Company economically hedges a portion of the cost of its repurchase agreement funding against a rise in interest rates by entering into derivative financial instrument contracts.  The Company has not elected hedging treatment under U.S. generally accepted accounting principles (“GAAP”) in order to align the accounting treatment of its derivative instruments with the treatment of its portfolio assets under the fair value option election. As such, all gains or losses on these instruments are reflected in earnings for all periods presented.  At March 31, 2020, such instruments were comprised of Eurodollar and Treasury note (“T-Note”) futures contracts and interest rate swap agreements.

The table below presents information related to the Company’s Eurodollar and T-Note futures contracts at March 31, 2020.

($ in thousands)
	Average	Weighted	Weighted
	Contract	Average	Average
	Notional	Entry	Effective	Open
Expiration Year	Amount	Rate	Rate	Equity(1)
Eurodollar Futures Contracts (Short Positions)
2020	$50,000	3.24%	0.41%	$(1,064)
2021	50,000	1.03%	0.30%	(362)
Total / Weighted Average	$50,000	1.98%	0.35%	$(1,426)
Treasury Note Futures Contracts (Short Positions)(2)
June 2020 5-year T-Note futures
(Jun 2020 - Jun 2025 Hedge Period)	$69,000	1.57%	0.81%	$(3,175)

(1)	Open equity represents the cumulative gains (losses) recorded on open futures positions from inception.
(2)	T-Note futures contracts were valued at a price of $125.36 at March 31, 2020. The notional contract value of the short position was $86.5 million.

The table below presents information related to the Company’s interest rate swap positions at March 31, 2020.

($ in thousands)
		Average		Net
		Fixed	Average	Estimated	Average
	Notional	Pay	Receive	Fair	Maturity
Expiration	Amount	Rate	Rate	Value	(Years)
> 3 to ≤ 5 years	$625,000	1.65%	1.74%	(30,097)	4.2
	$625,000	1.65%	1.74%	$(30,097)	4.2

The following table presents information related to our interest rate swaption positions as of March 31, 2020.

($ in thousands)
	Option			Underlying Swap
			Weighted			Average	Weighted
			Average		Average	Adjustable	Average
		Fair	Months to	Notional	Fixed	Rate	Term
Expiration	Cost	Value	Expiration	Amount	Rate	(LIBOR)	(Years)
Payer Swaptions
≤ 1 year	$3,925	$1,336	8.0	$750,000	1.22%	3 Month	4.3

Dividends

In addition to other requirements that must be satisfied to qualify as a REIT, we must pay annual dividends to our stockholders of at least 90% of our REIT taxable income, determined without regard to the deduction for dividends paid and excluding any net capital gains. We intend to pay regular monthly dividends to our stockholders and have declared the following dividends since our February 2013 IPO.

(in thousands, except per share data)
Year	Per Share Amount	Total
2013	$1.395	$4,662
2014	2.160	22,643
2015	1.920	38,748
2016	1.680	41,388
2017	1.680	70,717
2018	1.070	55,814
2019	0.960	54,421
2020 - YTD(1)	0.295	19,322
Totals	$11.160	$307,715

(1)
On April 8, 2020, the Company declared a dividend of $0.055 per share to be paid on May 27, 2020.  The effect of this dividend is included in the table above, but is not reflected in the Company’s financial statements as of March 31, 2020.

Peer Performance

The table below presents total return data for Orchid compared to a selected group of peers for periods through December 31, 2019.

Portfolio Total Rate of Return Versus Peer Group Average
			ORC Spread
	ORC		Over / (Under)
	Total Rate	Peer	Peer
	of Return(1)	Average(1)(2)	Average(3)
Stub 2013 (Annualized)(4)	(2.8)%	(15.4)%	12.6%
2014 Total Return	13.6%	15.6%	(2.0)%
2015 Total Return	3.8%	(1.6)%	5.4%
2016 Total Return	1.1%	0.4%	0.7%
2017 Total Return	3.0%	13.1%	(10.1)%
2018 Total Return	(9.2)%	(6.1)%	(3.1)%
2019 Total Return	5.7%	8.0%	(2.3)%
Three Year Total Return	(1.1)%	10.3%	(11.4)%
Five Year Total Return	4.0%	7.8%	(3.8)%
Inception to 12/31/2019(4)	13.5%	8.0%	5.5%

Source: SEC filings and press releases of Orchid and Peer Group
(1)
Total rate of return for each period is change in book value per share over the period plus dividends per share declared divided by the book value per share at the beginning of the period. None of the return calculations are annualized except the Stub 2013 calculation.

(2)
The peer average is the unweighted, simple, average of the total rate of return for each of the following companies in each respective measurement period:  NLY, AGNC, ANH, CMO and ARR have been included since ORC inception. HTS is included from ORC inception to Q1 2016. MTGE is included from Q1 2017 to Q2 2018. CYS is included from ORC inception to Q2 2018. WMC is included from ORC inception to Q4 2018. DX was added in Q1 2017. AI and CHMI were added in Q1 2019.

(3)	Represents the total rate of return for Orchid minus peer average in each respective measurement period.
(4)
Orchid completed its Initial Public Offering, or IPO, in February 2013.  We have elected to start our comparison beginning with Orchid's first full operating quarter, which was the second quarter of 2013. The Orchid IPO price was $15.00 per share on February 13, 2013, and Orchid paid its first dividend of $0.135 per share in March 2013.  The book value per share at March 31, 2013 was $14.98.

Book Value Per Share

The Company's book value per share at March 31, 2020 was $4.65.  The Company computes book value per share by dividing total stockholders' equity by the total number of shares outstanding of the Company's common stock. At March 31, 2020, the Company's stockholders' equity was $308.1 million with 66,236,639 shares of common stock outstanding.

The range of the Company’s estimated book value per share as of April 29, 2020 was $5.09 - $5.19.  The Company computes book value per share by dividing total stockholders' equity by the total number of shares outstanding of the Company's common stock. At April 29, 2020, the Company's estimated stockholders' equity range was $337.0 million to $343.7 million with 66,236,639 shares of common stock outstanding. The Company’s estimated book value per share and estimated stockholders’ equity as of April 29, 2020 and estimated second quarter-to-date total return are preliminary, subject to change, and have not been audited or verified by any third party. The market prices used to compute the fair market value of the PT RMBS and structured RMBS positions were obtained from JP Morgan Pricing Direct.  Swap and futures marks were obtained from the Chicago Mercantile Exchange (“CME”) closing marks.  Swaption marks were obtained from the counterparty to the trade and verified internally for reasonableness.  Closing TBA prices were obtained from Bloomberg.

Stock Offerings

On August 2, 2017, we entered into an equity distribution agreement (the “August 2017 Equity Distribution Agreement”) with two sales agents pursuant to which we could offer and sell, from time to time, up to an aggregate amount of $125,000,000 of shares of our common stock in transactions that were deemed to be “at the market” offerings and privately negotiated transactions.  We issued a total of 15,123,178 shares under the August 2017 Equity Distribution Agreement for aggregate gross proceeds of $125.0 million, and net proceeds of approximately $123.1 million, net of commissions and fees, prior to its termination in July 2019.

On July 30, 2019, we entered into an underwriting agreement (the “Underwriting Agreement”) with Morgan Stanley & Co. LLC, Citigroup Global Markets Inc. and J.P. Morgan Securities LLC, as representatives of the underwriters named therein, relating to the offer and sale of 7,000,000 shares of our common stock at a price to the public of $6.55 per share. The underwriters purchased the shares pursuant to the Underwriting Agreement at a price of $6.3535 per share. The closing of the offering of 7,000,000 shares of common stock occurred on August 2, 2019, with net proceeds to us of approximately $44.2 million after deduction of underwriting discounts and commissions and other estimated offering expenses payable by us.

On January 23, 2020, we entered into an equity distribution agreement (the “January 2020 Equity Distribution Agreement”) with three sales agents pursuant to which we may offer and sell, from time to time, up to an aggregate amount of $200,000,000 of shares of our common stock in transactions that are deemed to be “at the market” offerings and privately negotiated transactions.  Through March 31, 2020, we issued a total of 3,170,727 shares under the January 2020 Equity Distribution Agreement for aggregate gross proceeds of $19.8 million, and net proceeds of approximately $19.4 million, net of commissions and fees.

Stock Repurchase Program

On July 29, 2015, the Board of Directors passed a resolution authorizing the repurchase of up to 2,000,000 shares of the Company’s common stock.  As part of the stock repurchase program, shares may be purchased in open market transactions, including through block purchases, privately negotiated transactions, or pursuant to any trading plan that may be adopted in accordance with Rule 10b5-1 of the Securities Exchange Act of 1934, as amended. Open market repurchases will be made in accordance with Exchange Act Rule 10b-18, which sets certain restrictions on the method, timing, price and volume of open market stock repurchases. The timing, manner, price and amount of any repurchases is determined by the Company in its discretion and is subject to economic and market conditions, stock price, applicable legal requirements and other factors. On February 8, 2018, the Board of Directors approved an increase in the stock repurchase program for up to an additional 4,522,822 shares of the Company’s common stock. The authorization does not obligate the Company to acquire any particular amount of common stock, and the program may be suspended or discontinued at the Company’s discretion without prior notice.

Since inception of the program through March 31, 2020, the Company repurchased a total of 5,665,620 shares under the stock repurchase program at an aggregate cost of approximately $40.3 million, including commissions and fees, for a weighted average price of $7.11 per share. However, we did not repurchase any shares of our common stock during the three months ended March 31, 2020. As of March 31, 2020, the remaining authorization under the repurchase program is for up to 857,202 shares of the Company’s common stock.

Management Commentary

Commenting on the first quarter, Robert E. Cauley, Chairman and Chief Executive Officer, said, “The trajectory of the global and domestic economy changed dramatically during the late stages of the first quarter of 2020.  The global pandemic caused by the coronavirus and the Covid-19 respiratory illness spread quickly and forced businesses and governments to take steps that nearly shut the economy down outside of the most essential services. The initial impact was felt in the financial markets, starting with the equity market which entered bear market conditions in the shortest period ever (measured as the time the market needed to reach a 20% decline).  Interest rates followed as yields across the curve reached record low levels and the Fed lowered the target range for the Fed Funds rate to 0.0% - 0.25%.  The rapid declines in rates across the curve resulted in significant margin call activity on Orchid’s various hedge positions. The Company meaningfully reduced its hedge position over the month of March to reduce the Company’s exposure to additional margin calls and in anticipation that rates are likely to remain quite low for the foreseeable future.

“As it became clear economic activity was on the verge of collapse, business and investors moved to raise cash as quickly as possible. The resulting selling of financial assets drove prices down quickly and margin calls became numerous, forcing levered investors to reduce leverage.  Assets traded in the most liquid markets or in a gain position were the first to be sold.  The Agency RMBS market, the sole market the Company invests in, was one such market that witnessed the first wave of selling (in addition to U.S. Treasuries).  Orchid moved quickly to sell assets to meet anticipated margin calls and retain adequate liquidity levels.  Throughout the market turmoil, Orchid was able to maintain unrestricted cash and unencumbered assets in the same proportion to its portfolio size and equity base that is has historically. This allowed Orchid to meet all margin calls, as we have throughout our history.

“The mortgage REIT sector was one of the sectors most severely impacted by the pervasive panicked selling and many REITs were unable to meet all of their margin calls.  Fortunately, since we have no exposure to any form of mortgage credit or mortgage origination/servicing, Orchid was not among this group.

“Given the importance of the mortgage market to the U.S. economy, particularly the Agency RMBS market, the breakdown of the market prompted the Fed to intervene by, among other things, purchasing more U.S. Treasuries and Agency RMBS in an effort to stabilize the market.  While the Fed’s initial steps proved inadequate, eventually, on March 23, 2020, the Fed announced an essentially unlimited asset purchase program for U.S. Treasuries and Agency RMBS.  The Fed went on to introduce many other facilities to support additional markets over the following days and weeks.  However, the action on March 23rd stabilized the Agency RMBS market and asset prices quickly began to recover.  The Company was able withstand the disruption to the Agency RMBS market, although it did realize approximately $28.4 million of losses on the assets sold and book value on a per share basis was reduced by approximately 25.8%. At this time, Orchid appears to have stabilized and expects to largely continue to operate as before, albeit with a portfolio approximately 17.9% smaller than the portfolio as of December 31, 2019.  Orchid declared a 100% cash dividend for the month of April on April 8th and intends to continue to pay monthly cash dividends going forward. We regret the April dividend was reduced from $0.08 to $0.055, but the reduction in the size of the portfolio mandated this decision.

“The Agency RMBS market performed very well on a relative basis during the first quarter of 2020 and in particular, during the early weeks of the Covid-19 crisis.  The Agency RMBS market total return for the quarter was 2.8% and -0.9% versus equivalent duration swaps and LIBOR (per data published by Bank of America Merrill Lynch/ICE Data Indices).  This return ranks third on a total return basis versus all other major fixed income sectors and major domestic equity index returns, trailing only U.S. Treasuries and Agency CMBS.  In fact, these three sectors were the only three to post positive returns for the quarter.  On an excess return versus equivalent duration swaps and LIBOR, Agency RMBS ranked second behind only U.S. Treasuries.

“With respect to the outlook for the economy and financial markets, the economy remains entrenched in a steep contraction and, despite assertions by both the Fed and the Trump administration that they will do whatever it takes to stabilize the economy and markets, there is no assurance that they will be able to do enough.  There remains too much uncertainty at this point to predict when the economy will recover, or to what extent it will recover.  Another uncertainty is the level of prepayment activity.  U.S. Treasury rates are at their lowest level ever, as is the Freddie Mac 30-year mortgage survey rate which has been just above 3.3% for the last three weeks.  This would imply refinancing activity could surge.  However, the impact of the pandemic has meaningfully impacted the ability of many Americans to meet their monthly mortgage payments.  There is also the impact of social distancing and shelter in place orders on the ability to execute the closing of a new loan.  These two forces work in opposite directions, so we will see the net result over the next few months.  Orchid’s portfolio retains significant call protection in the securities we own, so we believe we are well positioned to withstand elevated levels of prepayments.  We also have the benefit of lower funding costs to cushion the blow of a reduced portfolio size.  Going forward, our goal is to continue to generate an attractive dividend rate and solid returns for our stockholders.”

Earnings Conference Call Details

An earnings conference call and live audio webcast will be hosted Friday, May 1, 2020, at 10:00 AM ET.  The conference call may be accessed by dialing toll free (877) 341-5668.  International callers dial (224) 357-2205.  The conference passcode is 7184266.  The supplemental materials may be downloaded from the investor relations section of the Company’s website at www.orchidislandcapital.com. A live audio webcast of the conference call can be accessed via the investor relations section of the Company’s website at www.orchidislandcapital.com, and an audio archive of the webcast will be available until June 1, 2020.

About Orchid Island Capital, Inc.

Orchid Island Capital, Inc. is a specialty finance company that invests on a leveraged basis in Agency RMBS. Our investment strategy focuses on, and our portfolio consists of, two categories of Agency RMBS: (i) traditional pass-through Agency RMBS and CMOs, such as mortgage pass-through certificates issued by the GSEs, and (ii) structured Agency RMBS, such as IOs, IIOs and principal only securities, among other types of structured Agency RMBS. Orchid is managed by Bimini Advisors, LLC, a registered investment adviser with the Securities and Exchange Commission.

Forward Looking Statements

Statements herein relating to matters that are not historical facts, including, but not limited to statements regarding interest rates, liquidity, pledging of our structured RMBS, funding levels and spreads, prepayment speeds, refinancing activity, portfolio positioning and repositioning, investment and operating strategy, hedging levels, the supply and demand for Agency RMBS, the effect of actions of the U.S. government, including the Fed, market expectations, future dividends, the success of, and costs associated with, the implementation of our remote working policy, the stock repurchase program and general economic conditions, are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. The reader is cautioned that such forward-looking statements are based on information available at the time and on management's good faith belief with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in such forward-looking statements. Important factors that could cause such differences are described in Orchid Island Capital, Inc.'s filings with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Orchid Island Capital, Inc. assumes no obligation to update forward-looking statements to reflect subsequent results, changes in assumptions or changes in other factors affecting forward-looking statements.

CONTACT:
Orchid Island Capital, Inc.
Robert E. Cauley, 772-231-1400
Chairman and Chief Executive Officer
www.orchidislandcapital.com

Summarized Financial Statements

The following is a summarized presentation of the unaudited balance sheets as of March 31, 2020, and December 31, 2019, and the unaudited quarterly results of operations for the three months ended March 31, 2020 and 2019.  Amounts presented are subject to change.

ORCHID ISLAND CAPITAL, INC.
BALANCE SHEETS
($ in thousands, except per share data)
(Unaudited - Amounts Subject to Change)

	March 31, 2020	December 31, 2019
ASSETS:
Total mortgage-backed securities	$2,948,797	$3,590,921
Cash, cash equivalents and restricted cash	201,450	278,655
Accrued interest receivable	10,054	12,404
Derivative assets, at fair value	1,336	-
Other assets	755	100
Total Assets	$3,162,392	$3,882,080

LIABILITIES AND STOCKHOLDERS' EQUITY
Repurchase agreements	$2,810,250	$3,448,106
Payable for unsettled securities purchased	3,450	-
Dividends payable	5,299	5,045
Derivative liabilities, at fair value	30,097	20,658
Accrued interest payable	3,814	11,101
Due to affiliates	520	622
Other liabilities	818	1,041
Total Liabilities	2,854,248	3,486,573
Total Stockholders' Equity	308,144	395,507
Total Liabilities and Stockholders' Equity	$3,162,392	$3,882,080
Common shares outstanding	66,236,639	63,061,781
Book value per share	$4.65	$6.27

ORCHID ISLAND CAPITAL, INC.
STATEMENTS OF OPERATIONS
($ in thousands, except per share data)
(Unaudited - Amounts Subject to Change)

	Three Months Ended March 31,
	2020	2019
Interest income	$35,671	$32,433
Interest expense	(16,523)	(18,892)
Net interest income	19,148	13,541
Losses	(108,206)	(748)
Net portfolio (loss) income	(89,058)	12,793
Expenses	(2,141)	2,196
Net (loss) income	$(91,199)	$10,597
Basic and diluted net (loss) income per share	$(1.41)	$0.22
Dividends Declared Per Common Share:	$0.24	$0.24
Weighted Average Shares Outstanding	64,590,205	48,904,587

	Three Months Ended March 31,
Key Balance Sheet Metrics	2020	2019
Average RMBS(1)	$3,269,859	$3,051,509
Average repurchase agreements(1)	3,129,178	2,945,895
Average stockholders' equity(1)	351,826	338,247
Leverage ratio(2)	9.3:1	8.5:1

Key Performance Metrics
Average yield on RMBS(3)	4.36%	4.25%
Average cost of funds(3)	2.11%	2.57%
Average economic cost of funds(4)	2.74%	2.24%
Average interest rate spread(5)	2.25%	1.68%
Average economic interest rate spread(6)	1.62%	2.01%

(1)	Average RMBS, borrowings and stockholders’ equity balances are calculated using two data points, the beginning and ending balances.
(2)	The leverage ratio is calculated by dividing total ending liabilities by ending stockholders’ equity.
(3)	Portfolio yields and costs of funds are calculated based on the average balances of the underlying investment portfolio/borrowings balances and are annualized for the quarterly periods presented.
(4)	Represents the interest cost of our borrowings and the effect of derivative agreements attributed to the period related to hedging activities, divided by average borrowings.
(5)	Average interest rate spread is calculated by subtracting average cost of funds from average yield on RMBS.
(6)	Average economic interest rate spread is calculated by subtracting average economic cost of funds from average yield on RMBS.